Exhibit 99.2

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DRE - Q4 2012 Duke Realty Earnings Conference Call

EVENT DATE/TIME: JANUARY 31, 2013 / 08:00PM GMT

OVERVIEW:

DRE reported full-year 2012 core FFO of $1.02 per share and 4Q12 core FFO of $0.27 per share. Expects 2013 FFO per share range midpoint to be $1.07.

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corp - VP, IR

Denny Oklak Duke Realty Corp - Chairman and CEO

Christie Kelly Duke Realty Corp - CFO, EVP

CONFERENCE CALL PARTICIPANTS

Paul Adornato BMO Capital Markets - Analyst

Michael Bilerman Citigroup - Analyst

Josh Attie Citigroup - Analyst

Brendan Maiorana Wells Fargo Securities - Analyst

James Sullivan Cowen and Company - Analyst

Eric Frankel Green Street Advisors - Analyst

Jamie Feldman BofA Merrill Lynch - Analyst

Michael Salinsky RBC Capital Markets - Analyst

Tom Truxillo BofA Merrill Lynch - Analyst

Dave Rodgers Robert W. Baird & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Duke Realty fourth quarter and year-end 2012 conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer period. Instructions will be given at that time.

(Operator Instructions)

Also as a reminder, today’s conference call is being recorded. I would now like to turn the conference over to your host, Mr. Ron Hubbard. Please go ahead.

Ron Hubbard - Duke Realty Corp - VP, IR

Thank you, Ann. Good afternoon, everyone, and welcome to our fourth quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO; Christie Kelly, Executive Vice President and CFO; and Mark Denien, Chief Accounting Officer. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those Risk Factors, we would refer you to our 10-K that we have on file with the SEC dated February 25, 2011. Now for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thank you, Ron, and good afternoon, everyone. Today, I will highlight some of our key accomplishments during 2012. Christie will then address our financial performance, and progress on our capital strategy. We’ll then share more details on our 2013 guidance. Our solid operational performance, strong new development starts, and continued progress in repositioning the composition of the portfolio consistent with our strategic plan resulted in an outstanding year for Duke Realty. A few of the highlights for the year were as follows. We signed a near record 29 million square feet of leases and achieved a record 83% tenant retention rate. We improved in-service occupancy to 93% and grew same property NOI 2.5%. We commenced $520 million in new development starts and acquired over $800 million of industrial and medical office properties, and completed $153 million in dispositions, again in accordance with our repositioning strategy, and we issued $600 million of unsecured debt at a weighted average yield of 4.2%.

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

I’ll now touch a little bit on the overall market conditions we are experiencing and how that is affecting our business. First, let me say that we did not really feel the effects of the fourth quarter negative GDP growth announced yesterday. Overall activity in all product types was reasonably consistent for us this quarter. The industrial market across the country remained solid, as reflected in our portfolio. All but three of our markets are over 90% leased, and nine are over 95% leased. Leasing activity is robust and build-to-suit development is active on a national level. Net demand for warehouse space was 40.8 million square feet in the fourth quarter, making it the second strongest quarter since record-keeping began in 1993. An example of this strength is the Indianapolis industrial market, which is just 3.3% vacant, only 1.7% vacant in the bulk product. Most markets generally have well under 10% vacancy rates today. We are seeing an increase in speculative construction starts, but it’s still not at a level that is concerning in any market.

The medical office business continues to benefit from ongoing structural changes in the industry. Hospital consolidation is happening at a strong pace. Physicians’ practices are being sold to major hospital systems, and all healthcare providers are adapting to the implementation of the Affordable Care Act. This is driving strong demand in our medical office business. Last year, we started nearly 200 million of healthcare projects, and we have a strong backlog of potential development projects that we’re working on. Another trend we are seeing is major hospital systems opening freestanding emergency facilities throughout major metropolitan areas. These projects are structured as long-term net lease transactions, and we anticipate this will become a small part of our overall healthcare portfolio, with a few of our major customers in larger markets. As you know, we completed the acquisition of a 14-building portfolio early in the fourth quarter, and we are very pleased with our operations so far. Overall, healthcare is a very strong piece of our business.

The suburban office business is still slow, but activity seems to be stabilizing at a slightly higher level. We have seen more customers in the market for larger spaces, as well as an increase in build-to-suit interest from our major companies, and there is very little, if any, speculative development happening, with the possible exception of Houston, which I will touch on later.

As for operating results of our portfolio, the in-service occupancy was 93.0% at December 31, up 50 basis points for the quarter and up 230 basis points from the year-end 2011 occupancy of 90.7%. This is our highest in-service occupancy in more than a decade, reflecting great leasing activity and our limited spec development starts. We signed approximately 29 million square feet of leases in 2012, including 8.3 million square feet during the fourth quarter. We also achieved a lease renewal rate of nearly 85% for the fourth quarter, and for the full year retained an all-time record 83% of our expiring leases. The occupancy increase was driven by our bulk industrial portfolio, which now stands at an excellent 94.6%. This is a reflection of the quality of our local operating teams and strategically located, high-quality properties.

Same property NOI for the 3 months and 12 months ended December 31 was a positive 1.6% and positive 2.5%, respectively. This is a great result when you consider the relative slow economic growth we saw in 2012, particularly in the fourth quarter. Bulk industrial is also leading the way on same property performance, at a strong 3.1% growth. This growth was driven by both occupancy growth, and growth in our net effective rental rates on our bulk properties.

Now let me touch on some of the key results within each product type for the year and the fourth quarter. Leasing activity was terrific in our industrial portfolio, as we signed over 7.3 million square feet of leases during the quarter. Some of our larger lease deals signed in the quarter included a 506,000 square foot renewal lease, combined with 161,000 square foot expansion, for 5.5 years with McGraw Hill in Columbus, Ohio; a 463,000 square foot renewal with GENCO Distribution for 4 years, also in Columbus; a 600,000 square foot 5-year renewal lease with Crossroads Center in our Indianapolis market; a 275,000 square foot renewal for 5 years with Ford Motor Company in Orlando; and we signed 159,000 square foot new lease with Essilor of America for 8 years in Dallas. Despite the challenging office sector fundamentals previously mentioned, our team performed well in 2012, executing 3.4 million square feet of leases for the year, and over 750,000 square feet in the fourth quarter, increasing our in-service occupancy to 86.3%, a 90 basis point improvement from year-end 2011. Some of our notable fourth quarter lease deals include a 94,000 square foot renewal lease with Atos IT Solutions in Cincinnati; a 35,000 square foot new lease with the GSA in Cleveland; and a combined 104,000 square foot expansion and renewal lease with Panera Restaurants in St. Louis.

Our medical office portfolio continues to produce strong results, with over 900,000 square feet of leases signed during the year, ending the year with an overall occupancy of 92.5%, a 350 basis point improvement over year-end 2011. We also made solid progress in our asset strategy during the quarter and for the full year. As you know, our asset strategy is focused on the acquisition and development of high-quality industrial and medical office assets, and the reduction of our suburban office portfolio. In accordance with this strategy, we acquired $448 million of industrial and medical office assets totaling over 2.9 million square feet in the fourth quarter, bringing the total executed acquisitions to $800 million for the year.

On the disposition side, proceeds from the fourth quarter were $26 million and $153 million for the year. With this activity, we ended the year allocated 51% to bulk industrial, 29% to office, 16% to medical office, and 4% retail, toward our strategic goal of 60% industrial, 25% office and 15% medical office. We acquired four bulk industrial facilities in strategic markets during the quarter. We acquired two properties in the key Northern California Central Valley sub-market, a 726,000 square foot facility, which is 100% leased to ConAgra for their main western region distribution center, and a 552,000 square foot facility, 100% leased to Delicato Wines. In the Chicago market, we acquired a 288,000 square foot vacant industrial facility in an off-market transaction in the I-55 corridor, where we own 10 existing facilities. In a testament to our best-in-class local market teams, simultaneous with the closing of this acquisition we leased 66% of the space to an existing tenant from one of our other nearby facilities that was looking for expansion space. We purchased the building at roughly 25% below replacement cost, and we expect the investment to

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

generate a stabilized yield of approximately 7.7%. Finally, we acquired a 135,000 square foot industrial facility in the Southeast Houston sub-market that is also 100% leased.

During the quarter, we closed on our previously announced medical office acquisition of Seavest Healthcare, a very high-quality 14-building, 1.2 million square foot, primarily on-campus portfolio that was 89.2% leased at closing. Through an existing customer relationship, we also acquired a small 60,000 square foot medical office building in Cincinnati, an on-campus facility that is 100% leased for 15 years. As we stated recently, going forward you will see our medical office focus on build-to-suit developments, with limited acquisitions occurring through existing healthcare relationships. We’re very happy with the high quality mix of acquisitions this quarter, which combined are estimated to earn a 6.9% weighted average stabilized yield with solid annual rent growth over the average lease terms in place of six years.

Turning to development, we started 19 new projects during 2012, totaling $520 million in projected stabilized costs, an excellent year which shows the strength of the Duke Realty development platform. During the fourth quarter we started four build-to-suit projects, one industrial and three medical office. Starting with industrial, we are under construction on a 1.02 million square foot bulk industrial facility in south Seattle off Interstate 5. The facility is 100% leased for 15 years to a major retailer. The three medical office build-to-suit projects total 126,000 square feet are within existing hospital system relationships, Scott & White and Good Samaritan. One facility is located in Cincinnati, Ohio, and the other two are in north central Texas. All three projects are also 100% leased for 15 years. On a combined basis, our fourth quarter build-to-suit projects have a weighted average GAAP yield of 7.8%.

Finally, I’d like to deliver some exciting news in our Houston market that occurred shortly after year-end. The office market in Houston is extremely strong and, as you know, we started a 155,000 square foot speculative project in third quarter of last year on our one remaining office site. I’m pleased to report that in January, we signed a 109,000 square foot new lease with Forum Energy Technologies to take 68% of the space at this project. The lease term is for a term of 10 years and will commence immediately upon completion of the project in July of this year. We have solid prospects for the remaining space, and hope to open this project substantially pre-leased. Also in January, we signed two contracts to sell some or all of our interest in two primarily office joint ventures. The total sales price for our interest is approximately $150 million. We expect both of these sales to close before year-end — or before the end of February, and generate net proceeds to us net of debt of nearly $90 million. So with that, I’ll now turn the call over to Christie.

Christie Kelly - Duke Realty Corp - CFO, EVP

Thanks, Denny, and good afternoon, everyone. As Denny mentioned, I would like to provide a recap of our 2012 financial performance and progress on our capital strategy. I am pleased to report that core FFO for the quarter was $0.27 per share, up from $0.26 per share in the third quarter and $1.02 per share for the full year. Core FFO for the year was at the midpoint of our previously communicated guidance of $0.01 per share higher than consensus. More significantly, we are pleased to report AFFO of $0.82 per share for the full year and $0.21 per share for the quarter. AFFO per share for the full year represents over 5% improvement from 2011 results, and translates into a conservative payout ratio of slightly below 83%. As we projected, this growth in AFFO over the prior year is the result of executing our strategic asset repositioning, which was accelerated by the Blackstone office disposition in December 2011, while steadily increasing our investment in less capital-intensive bulk industrial properties and medical office facilities. As Denny mentioned, earlier our near-record leasing volume in 2012, combined with the fact that we enjoyed our first full year of rental rate growth on lease renewals since the beginning of the Great Recession, enabled us to achieve 2.5% same property NOI growth over 2011. Our efforts to reposition our investments from suburban office properties into what we believe to be stronger bulk industrial and medical office product types were also key in achieving this growth.

From a capital strategy perspective, we issued 22.7 million shares of common stock during the year pursuant to our ATM program, generating net proceeds of approximately $315.3 million. We also generated $600 million of capital through two unsecured debt offerings that bear interest at an average interest rate of 4.2%. During 2012, we redeemed our $168 million of 6.95% Series M preferred shares. We also repaid $200 million of unsecured notes before interest, at a weighted average effective rate of 5.87%, $102 million of secured loans that had a weighted average effective rate of 5.18%, as well as a consolidated subsidiary’s $41.3 million variable rate lending facility. We used the proceeds from our capital-raising activities to further increase our investment in quality industrial and medical office acquisitions, as we planned, and to fund our strong development pipeline. We ended the year with $285 million outstanding on our line of credit.

As most of you are aware, just after year-end in early January, we took advantage of stable capital market conditions, and executed a common equity offering to significantly advance our capital strategy. We raised 572 million of net proceeds, which was used to pay off our $285 million year-end line of credit balance, and leaves us with additional capital to redeem our 8.375% Series O preferred shares in February of this year. The offering was well timed given market conditions, was executed at an efficient all-in cost, and reduces our leverage in alignment with our plans. The strong global demand for the offering resulted in one of the lowest [filed] offer REIT follow-on offerings in the last 12 months. We had orders for over 85 million shares at the high end of our range, so we upsized our original 30 million share offering to 36 million shares, and the underwriters exercised the shoe to fill more of the demand. We now estimate that nearly all of our leverage goals we have presented will be met by year-end 2013, without significant further equity offerings.

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

As we look forward this year, we have $547 million of debt maturities, which we plan to repay through a combination of disposition proceeds and refinancing with long-term unsecured debt. As previously communicated, we expect to selectively tap our ATM program to fund our high-quality, strong-yielding development pipeline, on roughly a 60/40 basis with equity to debt over time, which will also contribute to continued overall deleveraging in alignment with our plan. And with that, I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Christie. Yesterday, we announced a range for 2013 FFO per share with a midpoint of $1.07, and AFFO per share with a midpoint of $0.86 per share. This guidance supports what we have been saying for the past three years, that our asset repositioning strategy would not be dilutive on a cash flow basis, and would ultimately put the Company on an upward plane of growth, which is now occurring. Overall, we expect a continued slow economic environment in 2013, which is reflected in our guidance. A few specifics on some of the anticipated key performance metrics outlined on the 2013 range of estimates page provided on our website are as follows.

Our average portfolio occupancy range for 2013 is expected to be 92.0% to 94.0%. Lease expirations are slightly below average, at 9%. Same property NOI is projected at a range of positive 1% to positive 4% of growth. Occupancy growth is slowing, but we expect slightly improved rental rate growth. On the capital recycling front, we project proceeds from building dispositions in the range of $400 million to $600 million, and proceeds from land dispositions of between $15 million and $25 million. Again, our disposition program will focus on suburban office assets and our remaining retail properties. As previously noted, we are already under contract on 25% of the high end of our guidance. Acquisitions are projected in the range of $300 million to $500 million. We remain selective and focused on high-quality industrial assets, in alignment with our long-term strategy. Development starts are projected in the range of $400 million to $500 million. These will be primarily industrial and medical office building build-to-suit projects.

We are very pleased with where we are in our strategic plan efforts, and the results it is producing for our shareholders. We’ve consistently believed that execution of both our asset repositioning and capital deleveraging strategies would drive above-sector average performance, and that is reflected in our strong performance in 2012 and our expected continued growth in 2013. With that, thank you again for your support in 2012 and for joining us today. And now we will open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Our first question comes from Paul Adornato from BMO Capital markets.

Paul Adornato - BMO Capital Markets - Analyst

Hi, good afternoon. Denny, in your prepared comments, you mentioned that spec development is returning in a lot of markets, but it’s still at a level that’s not very concerning. Was wondering if you could just tell us who is developing spec now, and how are they getting financing?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I would say it’s a mix, Paul, of the usual suspects, I guess I would say. I think there’s some of the public REITs that have started spec projects in some of the major markets. I think we’ve seen a little bit from again the usual folks, PLD, EGP started some in their markets, DCT. On the private side, again I would say it’s some of the usual suspects. IDI has several speculative projects underway in various markets around the country. But again, the interesting thing is, I would say, with the possible exception of Southern California, we’re only seeing maybe one or two in most markets, so it’s really nothing that’s really overwhelming out there today.

Paul Adornato - BMO Capital Markets - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Okay, and looking at the suburban office portfolio, what’s the appetite out there for acquiring suburban office assets, that is what are your disposition prospects, and do you have any buildings or markets that are for sale?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think the appetite is pretty good, Paul. The interest rates obviously have remained low, and the banks are lending. What we’ve really found, which is pretty consistent with what we’ve been saying I would say over the last year or so, is that in order to have a successful sale today, we really need properties that are in the — at least the mid 80%s leased, so above 85%. We’re paying a lot of attention to the lease expiration schedule during the next three years, and if you can keep that at a fairly reasonable level, those properties are very saleable today. We’ve seen different folks buying, we’ve seen some private — smaller private equity folks, we’ve seen some larger I would say private equity folks in the market, and we’ve been actively marketing certain properties, and I think you will see us actually list some additional properties for sale here in the next month or so. And again, it’s really focused on the markets that we want to downsize our suburban office presence in, which is really our remaining Midwest cities, because that’s really where our older suburban office projects are today.

Paul Adornato - BMO Capital Markets - Analyst

What kind of cap rates are you seeing in suburban office these days?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think we’re probably going to be seeing somewhere again in the 8.5% to 9% on in-place NOI today. Again, it just depends on the portfolio. I think we’ll do better than that on some properties, and maybe a little bit worse than that on some, depending on how old they are and just really the quality of the property. We’ve got some real true Class A properties in the suburbs that I think today are probably a sub-8% cap, and then again when you look at some of our 25 or 30 year-old industrial projects, those are probably going to be closer to the low 9%s.

Paul Adornato - BMO Capital Markets - Analyst

Okay, thanks very much.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Paul.

Operator

Our next question comes from Michael Bilerman with Citigroup. Please go ahead.

Michael Bilerman - Citigroup - Analyst

Good afternoon, it’s Michael Bilerman here with Josh Attie. Denny or Christie, I’m just curious in terms of the way you approach sort of capital plans and capital issuances, and whether that’s going to change in the future? And I guess I’m sort of thinking back to when you did the medical office portfolio in the fourth quarter and you put it on the line with the target to do asset sales, and those asset sales ended up falling out of bed. And the market was hospitable at the time you did the offering, which was good, but there was a significant likelihood that it may not have been. Clearly everything that happened in DC with the fiscal cliff, the market could have reacted a lot different, we could have been in a much weaker situation, and then you would have been in a very difficult situation with high leverage and extended under your line of credit. So I’m just curious, as you go forward are you going to shift to make sure that you’re even more under-leveraged, to be able to not put yourself into any sort of box where you’re going to be beholden to the equity market to de-lever?

Christie Kelly - Duke Realty Corp - CFO, EVP

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Michael, I’ll start off. First, just from an operating principle perspective, we’ve been very conservative in terms of managing our line of credit, and our liquidity has been quite strong and, as you know, we rarely outside of just timing differences run any balance on our line, and that’s been since the ‘09 time period, and we’re continuing to focus on that operating principle. Nothing has changed here at headquarters in Indianapolis. And specifically as it relates to the third quarter, we were looking at a strong disposition pipeline. A couple of those dispositions, as we discussed in the prosupp and the presentation for the equity offering, moved away from us, but again, we’re looking at this year with a very strong disposition pipeline, and heck, we went to the markets at the beginning of January and executed an excellent transaction for our shareholders, and have put the capital strategy goals and objectives substantially behind us, as we had articulated. And as I mentioned in my comments, we’re going to continue de-levering as the opportunity presents itself, and we continue to drive value for our shareholders with our exceptionally strong development pipeline.

Michael Bilerman - Citigroup - Analyst

I guess, how do you think about the offering, also relative to your own views of NAV? I think you’ve expressed at investor meetings of — an $18 and $19 number, and while the stock is above where you did the offering at $14.25, obviously doing the amount that you actually did, as well as the ATM in the fourth quarter, that obviously has a pretty big dilutive effect at NAV. It was earnings-enhancing because you didn’t sell assets, but it was NAV dilutive. I guess, how do you think about those dynamics?

Christie Kelly - Duke Realty Corp - CFO, EVP

I think a couple of things, Michael. First of all, we did a significant amount of third-party diligence in order to be able to really stand behind this equity offering and, bottom line, our stock price over the past 12 months had traded below our issuance price, 70% at the time. And as we said in ‘09, that things aren’t always going to work out perfectly, and that it’s going to be a sequence of events, it’s a journey. And I think to that point, the $590 million overnight offering that we executed was the tightest filed offer discount that had been seen, one of the tightest to have been seen in the market over the past 12 months, and our investors responded extremely favorably, and our stock price is up over 7% since then. And so from that perspective, very well received, well timed, and an excellent result for our investors, and we’ll continue to approach the market with the same focus, diligence and prowess.

Josh Attie - Citigroup - Analyst

Christie or Denny, this is Josh. Can you talk about in more detail why the sales didn’t occur in the fourth quarter? Was there a lack of demand or was it an inability to kind of get there on price between you and the buyer?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Josh, really, there was one larger transaction that we had been working on for a period of time prior to our call at the end of October, and that transaction just — the buyer just walked away from it and I quite honestly can’t — I can’t explain why the buyer walked away from it, because we had essentially agreed on price long before that, so I wish I could give you a better answer but I can’t.

Josh Attie - Citigroup - Analyst

And just lastly, I know it was a small dollar amount, but the $25 million of asset sales in the fourth quarter at an 11 cap, can you just explain why that cap rate was so high?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, that was a small portfolio. We called it industrial, but it was really sort of single story suburban office stuff that had been built, and it was in Indianapolis, and it was — I think it was 440,000 square feet or something like that, and it was built in the early 80s. It just was — it’s not great property, and it was just again one of those projects we were ticking off the list, and as you saw it was an under $20 million transaction.

Josh Attie - Citigroup - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Did you mention — I’m sorry if I missed it, but did you mention what cap rate you’re assuming on the $400 million to $600 million of sales in the 2013 guidance?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Around an 8% in-place cap rate.

Josh Attie - Citigroup - Analyst

On a cash basis?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes.

Josh Attie - Citigroup - Analyst

Okay, thank you.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Josh.

Operator

Our next question comes from Brendan Maiorana from Wells Fargo. Please go ahead.

Brendan Maiorana - Wells Fargo Securities - Analyst

Thanks. Good afternoon. So Denny, I just wanted to clarify, so I thought you said cap rates were 8.5% to 9% on in-place NOI for suburban office assets that were 85% leased, kind of give or take, but then did you just say 8% you thought was included in guidance?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think overall, that’s what we’re assuming in our $600 million, because we’ve got some of our retail assets that we believe will sell this year, and I think those will sell for a cap rate a little less than that. Actually, fairly significantly less than that.

Brendan Maiorana - Wells Fargo Securities - Analyst

Yes, so I had a couple of questions. One, I guess if I look at your suburban office exposure, and what you’d like to sell, St. Louis 74% occupied, Cleveland 75% occupied, Cincinnati is 85%, is that 85% threshold number sort of a hard number, or do you think that you sell — do you sell St. Louis and Cleveland, which are materially below that number?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think what you’re going to see us do initially is take the assets that — within those markets that are at the 85%-plus lease up occupancy, and put those on the market and sell those, and then our local teams are working on leasing up that vacant space. So as — you’ll see us, as projects are leased up and ready to go, we’ll start listing those. So that’s really how it’s going to work I believe, Brendan.

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, and if I go back to — I think you guys provided, maybe it was NAREIT, maybe it was some time around then, my recollection was there was $500 million of non-core suburban assets left to sell, and then $300 million I think was retail. So at the midpoint of your guidance for ‘13, you’re about $300 million short. Is that just something that maybe bleeds into ‘14, just because it’s hard to get $800 million of sales done in a year?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, right now, our — what we’ve put in on the range of estimates of $400 million to $600 million is really just our best guess of what we could get done this year. So I believe I would answer your question yes. And I’d just point out something again on the range of estimates, we’ve been doing that every year for a long time now, and I think you’ll look at — you can look at 2012 but you can look at previous years, and we’re pretty accurate on all those, and getting our numbers to fall within those ranges. Probably the couple we occasionally miss are the size of our disposition pipeline and the size of our acquisition pipeline, because that’s really hard to predict, and it’s been harder because we have been doing more recycling the last couple years. As you know, we are now a lot closer to our target product mix, so that recycling is slowing down a little bit but those are very hard to predict because you don’t know of a big transaction is going to come along or not, so the $400 million to $600 million is really our best guess right now.

Brendan Maiorana - Wells Fargo Securities - Analyst

Sure, and then as I look at the capital plan for the year, I just wanted to clarify what’s in guidance. I know the development starts, the $400 million to $500 million, if I sort of look at what’s in the current pipeline, and what the spend is likely to be, it’s probably in that range, too. So Christie, if I heard your comments correctly on the ATM issuance, I guess that probably implies $250 million or $300 million of sort of ATM issuance during the year, and is that accurate, and is that included in your FFO range?

Christie Kelly - Duke Realty Corp - CFO, EVP

Yes, you know, we’ve got cash, Brendan, and we’ll be generating operating cash flow, and we’ll be going forward essentially matching dispositions with acquisitions. So from an ATM perspective, that’s a little high and we’ll see how the development pipeline comes about.

Brendan Maiorana - Wells Fargo Securities - Analyst

Yes, I know you’re retaining some cash flow as you’ve got the AFFO payout, give or take 80%, but you’ve got — and your dispositions are sort of offsetting your acquisitions, as you mentioned, but you’ve got the development spend. So I think you mentioned in your comments sort of 60% of the development spend is likely to be funded on ATM? Is that how we should be thinking about it going forward?

Christie Kelly - Duke Realty Corp - CFO, EVP

Yes, we should, but that’s also — you’ve got to take into account the cash. We’ve got cash from the offering.

Denny Oklak - Duke Realty Corp - Chairman and CEO

We actually over-funded that equity with the offering earlier this month, Brendan.

Brendan Maiorana - Wells Fargo Securities - Analyst

But is that really the case? I mean if I look at your debt to EBITDA trailing I think — I don’t have the numbers in front of me, but I think it’s up, it’s like 8.2 times, and I think your target — debt plus preferred, and I think your target is 7.75, and if I look at debt plus preferred — this is pro forma after the equity offering. And if I look at your debt plus preferred to GAV, it’s 52 and I your target is sub-50, so have you really over capitalized as you guys look at it, or am I just missing something on those?

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

I think we’re pretty much there.

Christie Kelly - Duke Realty Corp - CFO, EVP

We are.

Brendan Maiorana - Wells Fargo Securities - Analyst

Okay, thanks.

Christie Kelly - Duke Realty Corp - CFO, EVP

Thanks, Brendan.

Operator

Next we’ll go to the line of James Sullivan with Cowen and Company.

James Sullivan - Cowen and Company - Analyst

Thank you. I have a couple questions on the development pipeline, Denny. One of the things that I’ve found pretty impressive over the last six months is how rapidly that’s grown, and so going back to kind of mid year 2012 and where you ended the year, and what I’m focusing on is the page in the supplement that provides the in-service date by quarter. And I suppose in industrial of course we’re used to that kind of product going up pretty quickly but not so much in medical office, and so maybe you could just speak a little bit about how rapidly you’re growing that medical office development pipeline, and whether all of these projects are projects that Duke has kind of developed from the ground up? And by that I mean these are not projects that someone else, maybe the user had started and you took some over or what, but they are coming from announcement to completion in-service, they’re coming fairly rapidly. And also kind of part two to that question, you talked in your prepared comments about being very pleased with the backlog, I think you specifically referred to medical office building, and I’m curious whether you think that’s — whether that backlog at this point this year, how that compares with where it was a year ago? So maybe if you could talk to both of those points?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Sure, Jim. Yes, all of those projects are projects that we’ve started from the ground up, and my comment on those would be that substantially all of these projects are with healthcare systems where we have really a fairly long relationship. You look at places like Bethesda and TriHealth, that’s a group and Cincinnati, where we’ve had a long relationship; Scott & White is a healthcare system in central Texas that we’ve I think now done four or five projects with over the last roughly 12-18 months; Baylor, we’ve done a number of projects with Baylor over the last five years, primarily in the Dallas area market. So all those healthcare systems that we have these relationships with are really growing. They’re very solid healthcare systems. They’re highly rated. They’re growing, as I mentioned. They’re all sort of gearing up for this Affordable Care Act, as it’s going to drive more folks into the system.

We’re also seeing a trend of more acuity-type services going into the MOB facilities, and that’s something they’re gearing up for. So we’re seeing just a lot of growth in that area. And those are all projects — all those MOB projects are projects we’ve sourced directly with the healthcare institutions. We’ve done the pre-development services, we’ve done the development services on the land, and we’re — in some cases we’re actually doing the construction, and in a lot of cases, the healthcare systems have relationships with general contractors, and we’re using their general contractor relationship folks to actually build them. But again, it’s a great business right now. And then looking back, I would say today the backlog is probably maybe a little bit higher than it was last year, but again these projects tend to take longer than say an industrial project on a spec or build-to-suit basis, either one, and so we had a pretty strong pipeline at the beginning of last year, when you think that we actually started almost $200 million worth of projects during 2012.

James Sullivan - Cowen and Company - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

And I guess a follow-up question. As you talk to potential acquirers, obviously we know the product and segments that you’re interested in selling, and I’m sure that some of the folks you’re talking to would be interested maybe in buying some MOB assets as well, and the MOB market has been fairly strong. And I just — I’m curious what your opinion is, if you think back over the last 12 months as to how cap rates might have moved down for any particular segment in your portfolio, how you would rank the movement in cap rates for MOBs over that period?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think I’ll just make a couple specific points on there. One is I think the cap rates have been decreasing very significantly and relatively rapidly on the MOB product, and in the MOB space in general, and the reasons for that is I think people are now starting to understand that product type better, and realize all the benefits, including long term leases, very high credit, very stable tenant base, low lease expirations. So I think that’s a trend that’s been going on probably for two to four years now. Those cap rates keep going down, and down and down.

And then again, just looking at our portfolio, we’re really not trying to sell our medical office portfolio. I would say we have a couple isolated assets in there that we might move this year, because they just don’t for whatever reason strategically fit in with what we’re trying to do. But generally speaking, again, we really like that product type. We want it to be around 15% of our business; right now, as of today, it’s about 15%, 16%. We have opportunities to continue to grow that business as we grow our Company, and again I think it’s a great product type for us to own long-term to provide very good stable and growing cash flow for our shareholders.

James Sullivan - Cowen and Company - Analyst

Okay, then finally for me in this respect, the — as you commented, the business that has been done primarily so far has been very much relationship-driven, where you’re doing multiple projects for healthcare services and practices that you’ve done business with before. And I’m just curious geographically, whether there is in your opinion also scope to grow this — your portfolio into geographic markets where you really are less well represented in terms of MOB business?

Denny Oklak - Duke Realty Corp - Chairman and CEO

The answer to that question is yes, Jim, and the first point I’d make on that is when we talked last quarter about doing the Seavest acquisition in the MOB space that we did early in the fourth quarter, one of the reasons that was very attractive to us is it helped us begin relationships with some new hospital systems, Florida Hospital in Florida, we did not have a relationship there. We didn’t really have any MOB in Florida. INOVA Health Care System, which is basically in the Washington DC, the mid-Atlantic region. And that’s helped us start some relationships with those hospital systems. And then one of the things we really haven’t done yet is look much in the western half of the country for that piece of the business, but with our abilities there, I think going forward there will continue to be opportunities for us to expand geographically including west.

James Sullivan - Cowen and Company - Analyst

Okay, thank you.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Jim.

Operator

We’ll go to the line of Eric Frankel with Green Street Advisors.

Eric Frankel - Green Street Advisors - Analyst

Good afternoon. I was just wondering if you could go through the disposition pipeline and give a broad mix of what will be retail and will be office?

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well again, I think Brendan said it a little earlier, I think if you look at our target disposition list, it’s probably roughly 50% suburban office, and maybe 30% the retail assets that we have left, which again primarily consists of three assets, and then a little bit — as I said, we’ve got a little bit of MOB, probably two or three projects, we may try to move this year. And then we still have a little bit of that flex industrial space but not much of that, as we continue to sell that. So that’s really what the pipeline is. And again in dollar perspective, you know, the MOB is probably in the — or excuse me, suburban office is in the $300 million to $500 million range. The retail is in the $250 million to $300 million range. The medical office will certainly be below $100 million. And I would say the flex products, probably below $50 million.

Eric Frankel - Green Street Advisors - Analyst

Okay, and does that include JV interest as well? Is that a gross number?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, that’s a gross number.

Eric Frankel - Green Street Advisors - Analyst

Okay, and Denny I think you talked about last call, just about a couple of move-outs in your investor portfolio, including a Wal-Mart warehouse in Savannah. Just wondering is that included in the guidance, have you made any progress in re-leasing some of those spaces?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I’m glad you asked that, Eric. Actually, yesterday, we signed a 500,000 square foot backfill of that 800,000 square feet with [no] downtime between Wal-Mart and the new tenant moving in, so we’re pretty excited about that. And quite honestly, we didn’t have all of that in our guidance, but that’s not a — in the overall scheme of the Company it’s not that much, but what I would say that says is, and as I said in the prepared remarks, the industrial business is really pretty strong all over right now.

Eric Frankel - Green Street Advisors - Analyst

Great. Congrats on that. Just also curious on the development starts, do you intend on purchasing additional land or are most of the starts going to come from other land bank, or I guess some of your build-to-suit medical office projects?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, first of all, I’d start on the med MOB side. We virtually acquired no land there, 95%-plus of those projects are on leased land that the hospital owns, and then any other land there is just land that we acquire as we do the project, so we don’t really carry any land bank inventory for the MOB business. On the rest of the development, again virtually all of that will come out of our land bank that we have today. We’re not really acquiring any new land. Occasionally on the build-to-suit industrial business, we would also acquire a parcel of land that the building is starting on as — immediately as we’re starting construction.

Eric Frankel - Green Street Advisors - Analyst

Would it be difficult to venture a guess of how much you intend to monetize that land bank this year? I think you said you have about $500 million in your developable land bank, is that right?

Denny Oklak - Duke Realty Corp - Chairman and CEO

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Yes, that’s about right. I would say this year, we probably used $25 million to $40 million, I would say roughly. I would say probably in that range again this year, somewhere between $25 million and $50 million.

Eric Frankel - Green Street Advisors - Analyst

Okay, and then I guess a final question on development. How far are you away from spec development in a lot of different markets? Are rents still pretty low, or is it just not enough tenant demand to justify it?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, we started a couple spec projects last year, I guess three, including the office building in Houston that I mentioned. We have a spec project under construction in Indianapolis, 600,000 square feet. We have the spec project out in Chino, which is finishing up here shortly, of 420,000 square feet. I think you’ll probably see us start a few more spec projects again on the industrial side this year, but under a handful is what I would think. Again, demand is good — or occupancy is good, but the demand backlog has been good, but I wouldn’t say again at the solid enough position that we would be thinking about starting anymore spec buildings than that this year.

Eric Frankel - Green Street Advisors - Analyst

Okay, thank you.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks, Eric.

Operator

Next we’ll go to the line of Jamie Feldman with Bank of America Merrill Lynch.

Jamie Feldman - BofA Merrill Lynch - Analyst

Great, thank you. So I’m looking at the sequential occupancy growth in suburban office. Can you talk a little bit more about where you’re seeing some strength in that portfolio, and your expectations?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I would say, if I’m looking at the market where I’ve seen some pretty considerable strength, clearly Raleigh has been a very strong office market, it continues to do well. Indianapolis has done fairly well, we’ve seen some big lease activity in what is not a very big portfolio that we have here, but it’s doing well. Activity, we’ve signed a few leases in Cleveland, in those handful of remaining buildings that we have. We’ve seen some increase in activity in Cincinnati and in South Florida. St. Louis has a few larger prospects they’re working on. So I mean, again, that business isn’t booming, Jamie, but we’re starting to see a little bit more consistent leasing activity again around the system. Again, Houston is pretty much unbelievable on the office side right now. I think there are like seven or eight spec office buildings going up down there now, and post signing our lease this month, I think those are in the 50% to 60% leased range now, so — and again I can’t really think of another market where we’re seeing speculative office projects. So — and then the other one, I would say South Florida, we’re starting to see some bigger interest from some of the tenants down there.

Jamie Feldman - BofA Merrill Lynch - Analyst

And is there a way to characterize the kinds of tenants, like are there certain sectors coming back to life, maybe more housing related, or just anything, where we are in this cycle you can point to?

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corp - Chairman and CEO

Jamie, I would say no. I think it’s fairly broad-based. I can’t think of any one sector that we’re starting to see a lot of activity in. Clearly Raleigh is always driven a lot by tech and pharmaceutical, and I can’t — nothing’s jumping out at me that I would say is an industry that’s really growing.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, and then I’m sorry if I missed it, did you guys give an expected yield on your acquisition activity?

Denny Oklak - Duke Realty Corp - Chairman and CEO

We did not, but I think again, we’re focused on the bulk industrial, in the key distribution markets around the country. So today, on acquisitions, if we’re doing some core acquisitions, you know, it’s probably 6.5% to 7.25% maybe. If we’re doing some value add like the one we did in Chicago, it’s probably 7.5% to 8%. So that’s really where we’re looking for these yields to fall this year, and again that’s an in-place yield.

Jamie Feldman - BofA Merrill Lynch - Analyst

I thought core was lower?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Depends on what markets you go to. It’s clearly lower in Southern California today, but you haven’t really seen us buy much there since towards the beginning of last year. We didn’t really do a whole lot in Southern California in the second half of the year, because its gotten very expensive. But I think the core properties, again, in markets outside Southern California but still core distribution markets, are in that range.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, and then of the $300 million to $500 million range, how much of that do you think will be core versus value add?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, it’s a little harder to say, because generally the value add are probably going to be more one-off buildings. Core could be — not large portfolios but portfolios, so I think it will probably be 50/50 or maybe 60/40 core to value add this year.

Christie Kelly - Duke Realty Corp - CFO, EVP

And just to give you a little perspective, Jamie, you know since fourth quarter of ‘09, we’ve moved or we’ve invested in and — rather than core and value add, I’d call it over 90% leased and under 90% leased. We’ve invested over $1 billion, $1 billion and some change in 90% leased or higher, and we’ve invested in $1.4 billion at less than 90%. So I think Denny’s numbers are pretty good, and I wanted to throw that out there because we get a lot of commentary around why don’t you guys do a little bit more on the lease upside, and I just think it’s important to remind ourselves that we’ve actually done a lot of investment as it relates to less than 90%, and really driven the performance in those investments, as well as on top of the development that we have.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, so just to make sure I heard you right, you said $1 billion is 90% or higher and $1.4 billion is lower than 90%?

Christie Kelly - Duke Realty Corp - CFO, EVP

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

That’s correct.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay, and then finally just thinking about medical office and healthcare in general, what are your basic thoughts just on — there’s a lot of discussion about Medicare reimbursement risks or public pay. How are you thinking about the changes, and the potential cost structure changes as you guys are putting money to work in that sector?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, again, this has I would say relatively little effect on the portfolio that we own, if any, because this is all healthcare systems that for the most part are private pay. Now that doesn’t mean that there aren’t some Medicare reimbursements from patients that are in those hospitals, and are being served by the doctors in those facilities, but again, it’s just not a very significant piece of the kind of business we’re doing, so we don’t have any concerns about any changes there at all.

Jamie Feldman - BofA Merrill Lynch - Analyst

If you underwrite their credit with a lower revenue in the future, or not really, or you think it’s not even that significant?

Denny Oklak - Duke Realty Corp - Chairman and CEO

It’s not even that significant, but I’ll tell you the credit we’re getting in these MOBs is unbelievable. We’re getting generally above A-rated credit on all of our leases, because the trend that’s happening now, Jamie, is the hospital systems themselves are buying these physicians’ practices and they’re putting them in the MOBs on their campus, and the hospitals are actually on the leases themselves, so we’re getting better and better credit in those facilities, too.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. Thank you.

Denny Oklak - Duke Realty Corp - Chairman and CEO

Thanks.

Operator

Our next question comes from Michael Salinsky with RBC Capital Markets. Please go ahead.

Michael Salinsky - RBC Capital Markets - Analyst

Good afternoon. Just want to go back to Brandon’s question. Is the ATM issuance needed to fund the pipeline embedded in the guidance at this point, or is it not?

Christie Kelly - Duke Realty Corp - CFO, EVP

We’re substantially done, Michael. To the extent that we issue on the ATM, you’ll see us do that very selectively. We over-funded on the equity offering, we’re driving cash from operations, and we’re net disposition activity, based on our plan, so —

Michael Salinsky - RBC Capital Markets - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Okay, so the balance is expected to be funded with net disposition proceeds and available cash?

Christie Kelly - Duke Realty Corp - CFO, EVP

Substantially, yes, that’s correct.

Michael Salinsky - RBC Capital Markets - Analyst

Okay. You gave expectations for the overall portfolio. Can you give same-store expectations for the industrial portfolio in ‘13, kind of your thoughts in terms of rent rolls, as well as the occupancy target for year-end?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I think we had very nice same property NOI growth in the industrial portfolio in 2012 at 3.1%, which I think was very strong, which included — again, some of that was from average occupancy increase, and some of it was from the increase in rental rates. Obviously at 94.6% leased at the end of the year, I think in the industrial portfolio there’s going to be less improvement in NOI growth from occupancy pick-up, but we do have some good rental rate growth now embedded in that portfolio, particularly on acquisitions that we’ve done. More and more the markets we operate in have annual rent bumps in the industrial leases, so I think you’ll see that the NOI growth on the industrial business will be in the probably 1% to 1.5% range this year. And then a little bit more of that growth coming from the suburban office, just as we anticipate some occupancy increases, and from the strong MOB portfolio, which will again come from a little bit of occupancy improvement. Some of our acquisitions had some vacancies in them, some of our, I would say, a little bit older developments had some vacancy that we’re getting leased up, and then close leases all have very strong rental rate growths built into them.

Michael Salinsky - RBC Capital Markets - Analyst

Helpful. Of the $400 million to $600 million that you expect to sell, how much of that is currently on the market? I know you have $150 million under contract, and how much of that would be on the $150 million that is under contract, and how much of that would you expect to be portfolio sales versus one-off transactions?

Denny Oklak - Duke Realty Corp - Chairman and CEO

You know, it’s always a little hard to define what’s on the market. A lot of people know what we’re trying to sell, so we are in discussions with a lot of people that — on selling some of those assets that may not necessarily directly be marketed through a broker. So a fair amount of that is already out there on the market. I would say on the retail side, those three centers we have will probably be one-off transactions, just because of their geographic location. The suburban office sales will probably be a combination of single asset sales and smaller portfolios, more — two, three, four assets rather than — I don’t anticipate this year seeing a bigger portfolio transaction occur.

Michael Salinsky - RBC Capital Markets - Analyst

Okay, that’s helpful. And then as we think about the mix between development and acquisition, what spread do you need between, let’s say, a speculative property — a speculative construction versus an acquisition, as well as a build-to-suit versus an acquisition today, just given the 7.25% that your pipeline is currently going at?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Well, I would say today, probably there’s not a whole lot of difference between the build-to-suit and the acquisition yields today in this market, to be honest with you. In previous cycles there was probably more, but today it’s maybe 25 to 50 basis points. And then I would say between acquisition yields and spec development, it’s probably a 150 to 200 basis point spread before we’re willing to take that lease-up risk today.

Michael Salinsky - RBC Capital Markets - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

That’s across the MOB sector, as well as the suburban office sector as well?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, but two things on MOB. First of all, as we said, we’re really not looking for acquisitions there. We did the one larger one last year to — again, because it was very strategic for us, and then we’re really focused more on the development side there, and anymore there’s very little speculative space in that MOB stuff that we’re developing. It’s — for the last, I would say, year and-a-half, it’s been almost all substantially pre-leased.

Michael Salinsky - RBC Capital Markets - Analyst

So that would characterize it kind of by that 20 to 30 basis point spread you talked about for build-to-suit? Am I looking at that correctly, on the MOB?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Yes, but I guess I would clarify that, that I think our yields on the development, even the build-to-suit development on the MOB side, are probably more in the 120 to 150 basis point spread above acquisition yields today.

Christie Kelly - Duke Realty Corp - CFO, EVP

I would agree with that.

Michael Salinsky - RBC Capital Markets - Analyst

Thank you, guys.

Christie Kelly - Duke Realty Corp - CFO, EVP

Thanks, Michael.

Operator

Our next question comes from Tom Truxillo with Bank of America. Please go ahead.

Tom Truxillo - BofA Merrill Lynch - Analyst

Hi. So the equity issuance, obviously you guys came a long way in getting towards your balance sheet goals that you outlined in that strategic plan, and assuming that you do achieve the kind of growth in the portfolio that you’ve laid out, and you do accomplish all those goals, do you think those goals are still appropriate? Since you laid them out, all of your competitors have de-levered even further, and even those new balance sheet goals are still — seem a little out of whack versus your peers, a little too wide. So just some commentary on whether or not you think it’s still appropriate there?

Christie Kelly - Duke Realty Corp - CFO, EVP

Yes, I think — what I had mentioned in the remarks is that we’re substantially the way there, as it relates to the capital strategy goals that we set out in the ‘09 time period, and you know, we’re going to continue to work at even further strengthening our balance sheet while maintaining substantial liquidity. So we’re going to keep at it, but we’ve made a lot of great progress, as you know.

Tom Truxillo - BofA Merrill Lynch - Analyst

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

Sure.

Operator

Our next question comes from Dave Rogers with Robert W. Baird. Please go ahead.

Dave Rodgers - Robert W. Baird & Co. - Analyst

Denny, you mentioned you were positive on both industrial, at least in your outlook and your view. How much of the activity that you’ve seen, if you can handicap it, would be tenant reconfiguration, trading up, or actually net growth in the markets?

Denny Oklak - Duke Realty Corp - Chairman and CEO

I would say — let’s start with the industrial business, but I think more of it net growth today than we’ve probably been seeing over the last three or four years. But clearly when you look at the overall industrial statistics, Dave, for the last really two and-a-half to three years its been positive net absorption here, so it’s net growth. I would say there’s a little less consolidation than we saw in activity probably two or three years ago, although there’s still some of that going on, so I think mostly it’s net growth. Again, on the office side, today I would tell you it’s mostly net growth, also. These are tenants that are — for whatever reason, their business is good, getting better, and so they need space to grow. There’s still some consolidation going on there that we try to be a beneficiary of with our product, but we’re starting to see some true net growth in the office sector, too.

Dave Rodgers - Robert W. Baird & Co. - Analyst

Maybe just focusing on industrial then, really quickly. It sounds like you would expect to see positive rent spreads for the year, but are you surprised that you haven’t seen more positive moves in market rent growth? And do you expect to see more of the market rent growth in the course of the next 12 months?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Oh, I think we’ll see some, Dave. One of the issues that’s still in the industrial business is the low interest rates are keeping the cap rates really low, and so that puts pressure on the rental rate growth. But now as you are starting to see a lot of these markets get up into the mid-90%s leased overall, and again still fairly limited spec development, there’s starting to be nice upward pressure on rental rates, which is great.

Dave Rodgers - Robert W. Baird & Co. - Analyst

You are starting to see that, okay. And then how much development do you think you can handle with your current G&A load before you’d want to add some personnel?

Denny Oklak - Duke Realty Corp - Chairman and CEO

Oh, I think we can easily do where we are today, and probably — if you think we started at $520 million last year, I think easily another easily another $100 million, to a little bit more. You know, some of it depends on the mix. As I mentioned earlier, a fair amount of our healthcare-related development is built by outside contractors, but bottom line is you’re not going to see us adding any overhead because I just don’t think — we’re not inclined to grow that development pipeline a whole lot more than the $500 million to $600 million, and that’s a pretty good. That’s a pretty good annual pace.

Christie Kelly - Duke Realty Corp - CFO, EVP

And to that point, Dave, remember sort of back in the ‘09 time period, we really sized our business to that $500 million to $600 million development pipeline that Denny is talking about. Two points, one, we want to manage the development pipeline and risk profile appropriately as — in relation to our total gross assets, to make sure that we are performing above our rating as it relates to Moody’s and S&P. The second thing, too, is that as it relates to spec, you know, as a piece of development

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

within there, we’re also managing that such that the speculative development that we take on is also appropriately managed, so that it doesn’t take away from the overall strong performance of our Company in terms of occupancy and total dollars, if you will, at risk from a spec perspective.

Dave Rodgers - Robert W. Baird & Co. - Analyst

Okay. I don’t know if this is a fair question, but I’ll ask it anyway. How much better would the balance sheet need to be if the build-to-suit pipeline became a more speculative-oriented pipeline? Would that change your view on where leverage and coverage metrics work?

Christie Kelly - Duke Realty Corp - CFO, EVP

No, it wouldn’t. A couple of the things as it relates to leverage, if you guys look at sort of the leverage at debt plus preferred, less than 50%, as well as driving our coverage ratios below [7.75] and above 2 fixed charge coverage, we’ve made substantial progress in that regard, and the rating agencies are pleased with our progress. And we’re going to continue to drive that EBITDA, particularly given the strong performance of the investments that we’ve made to date, together with the strength of our development pipeline. So no, it would not. And leverage, too, part of that just from a total market cap perspective will also come to play as our multiple further improves.

Dave Rodgers - Robert W. Baird & Co. - Analyst

Okay, great, thank you.

Christie Kelly - Duke Realty Corp - CFO, EVP

You bet.

Operator

(Operator Instructions)

There are no further questions in queue.

Christie Kelly - Duke Realty Corp - CFO, EVP

Thank you, everybody.

Ron Hubbard - Duke Realty Corp - VP, IR

I’d like to thank everyone for joining the call today. We look forward to seeing many of you during the year at various industry conferences, as well as getting you out to tour some of our regional markets. Thank you.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation, and you may now disconnect.

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JANUARY 31, 2013 / 08:00PM GMT, DRE - Q4 2012 Duke Realty Earnings Conference Call

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